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Beverly Bergman
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Winthrop Realty Trust Grants Ownership Limitation Waiver to Fairholme Capital Management LLC

BOSTON, July 7 /PRNewswire-FirstCall/ -- Winthrop Realty Trust (NYSE:FUR), announced today that it has granted a waiver to its ownership limit provision in its Bylaws to Fairholme Capital Management LLC (“Fairholme”).  The waiver permits Fairholme, in its individual company capacity as well as on behalf of its investment advisory clients and affiliates, to acquire, subject to certain limitations, up to 15% of Winthrop’s outstanding shares.

Winthrop’s ownership limitation currently restricts any one person from owning more than 9.8% of its outstanding shares, which provision is common with real estate investment trusts to ensure that not more than five shareholders own more than 50% of the real estate investment trusts shares.  As with past waivers, Winthrop granted the waiver to Fairholme on the condition that Fairholme’s ownership will be limited such that no one individual (as defined in the Internal Revenue Code) will own more than 9.8% of Winthrop’s shares.  In addition, Fairholme’s waiver is subject to additional limitations to ensure compliance by Winthrop with other real estate investment trust rules.

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.